Exhibit 99.3

  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
WITH RETROACTIVE APPLICATION OF FSP 14-1

Index to Financial Statements and Supplementary Data

Financial Statements and supplementary data set forth in this exhibit 99.3 have been revised from the financial statements and supplementary data included in Item 8 to the AirTran Holdings Inc. (AirTran) Annual Report on Form 10-K for the year ended December 31, 2008 (the Form 10-K) to reflect retroactive application of our adoption of Financial Accounting Standards Board (FASB) Staff Position APB 14-1 (FSP 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). Financial Statements and supplementary data, set forth below, have not been revised to reflect events or developments subsequent to February 13, 2009, the date that we filed the 2008 Form 10-K.  For a discussion of events and developments subsequent to the filing date of the 2009 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on 10-Q for the quarterly period ended March 31, 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of AirTran Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AirTran Holdings, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As described in Note 2 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retroactive application of Financial Accounting Standards Board (FASB) Staff Position APB 14-1 (FSP 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 11, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Orlando, Florida
February 11, 2009, except for
changes as described in Note 2, as
to which the date is April 24, 2009

AirTran Holdings, Inc.
Consolidated Statements of Operations
(As Adjusted for the Retroactive Application of FSP 14-1)
 (In thousands, except per share data)

	Year ended December 31,
	2008	2007	2006
Operating Revenues:
Passenger	$2,413,609	$2,198,910	$1,814,907
Other	138,869	111,073	77,176
Total operating revenues	2,552,478	2,309,983	1,892,083
Operating Expenses:
Aircraft fuel	1,194,938	803,640	675,336
Salaries, wages and benefits	474,889	451,818	390,348
Aircraft rent	242,674	242,974	231,008
Maintenance, materials and repairs	163,350	151,265	126,062
Distribution	100,400	88,461	69,888
Landing fees and other rents	137,738	122,800	100,761
Aircraft insurance and security services	21,556	23,761	25,678
Marketing and advertising	40,475	40,415	44,792
Depreciation and amortization	59,049	48,853	30,336
Gain on sale of assets	(20,015)	(5,298)	—
Impairment of goodwill	8,350	—	—
Other operating	204,895	198,648	157,580
Total operating expenses	2,628,299	2,167,337	1,851,789
Operating Income (Loss)	(75,821)	142,646	40,294
Other (Income) Expense:
Interest income	(3,679)	(20,401)	(21,714)
Interest expense	85,479	81,904	56,352
Capitalized interest	(7,707)	(13,710)	(18,651)
Net (gains) losses on derivative financial instruments	150,836	255	—
Midwest exchange offer expenses	—	10,650	—
Other (income) expense, net	224,929	58,698	15,987
Income (Loss) Before Income Taxes	(300,750)	83,948	24,307
Income tax expense (benefit)	(34,416)	33,403	9,813
Net Income (Loss)	$(266,334)	$50,545	$14,494
Earnings (Loss) Per Common Share:
Basic	$(2.44)	$0.55	$0.16
Diluted	$(2.44)	$0.54	$0.16
Weighted-Average Shares Outstanding:
Basic	109,153	91,574	90,504
Diluted	109,153	93,078	92,436

See accompanying notes to Consolidated Financial Statements.

AirTran Holdings, Inc.
Consolidated Balance Sheets
(As Adjusted for the Retroactive Application of FSP 14-1)
(In thousands)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$315,078	$206,873
Short-term investments	19,937	111,119
Restricted cash	86,126	29,618
Deposits held by counterparties to derivative financial instruments	48,820	—
Accounts receivable, less allowance of $1,250 and $1,128 at December 31, 2008 and 2007, respectively	38,301	42,772
Spare parts, materials and supplies, less allowance for obsolescence of $2,844 and $2,281 at December 31, 2008 and 2007, respectively	15,428	14,488
Prepaid and stored fuel	16,004	32,660
Derivative financial instruments	3,420	13,035
Prepaid expenses and other current assets	34,053	19,806
Deferred income taxes	7,992	9,776
Total current assets	585,159	480,147
Property and Equipment:
Flight equipment	1,310,874	1,304,963
Less: Accumulated depreciation and amortization	(125,663)	(98,572)
	1,185,211	1,206,391
Purchase deposits for flight equipment	64,032	119,817
Other property and equipment	108,186	100,763
Less: Accumulated depreciation and amortization	(55,642)	(40,995)
	52,544	59,768
Total property and equipment	1,301,787	1,385,976
Other Assets:
Long-term investments	5,497	8,230
Goodwill	—	8,350
Trademarks and trade names	21,567	21,567
Debt issuance costs	14,201	16,016
Prepaid aircraft rent	87,003	84,153
Other assets	70,048	67,345
Total Assets	$2,085,262	$2,071,784

See accompanying notes to Consolidated Financial Statements.

AirTran Holdings, Inc.
Consolidated Balance Sheets (Continued)
(As Adjusted for the Retroactive Application of FSP 14-1)
 (In thousands)

	December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$81,557	$50,644
Accrued and other liabilities	147,889	137,896
Air traffic liability	252,055	219,923
Derivative financial instruments	69,646	—
Current maturities of capital lease obligations	835	1,036
Borrowing under revolving line of credit	90,000	—
Current maturities of long-term debt	69,865	98,635
Total current liabilities	711,847	508,134
Long-term capital lease obligations	16,031	11,915
Long-term debt	927,325	925,660
Other liabilities	120,342	99,575
Deferred income taxes	7,992	47,786
Derivative financial instruments	20,616	4,755
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.01 par value per share, 5,000 shares
authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value per share, 1,000,000 shares
authorized, and 119,550 and 91,886 shares issued and
outstanding at December 31, 2008 and 2007, respectively	120	92
Additional paid-in capital	524,800	424,234
Accumulated earnings (deficit)	(218,051)	48,283
Accumulated other comprehensive income (loss)	(25,760)	1,350
Total stockholder's equity	281,109	473,959
Total Liabilities and Stockholders' Equity	$2,085,262	$2,071,784

See accompanying notes to Consolidated Financial Statements.

 AirTran Holdings, Inc.
Consolidated Statements of Cash Flows
(As Adjusted for the Retroactive Application of FSP 14-1)
 (In thousands)

	Year ended December 31,
	2008	2007	2006
Operating activities:
Net income (loss)	$(266,334)	$50,545	$14,494
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	65,412	51,210	31,958
Amortization of deferred gains from sales/leaseback of aircraft	(4,668)	(4,887)	(4,407)
Impairment of goodwill	8,350	—	—
Amortization of debt discount	7,399	6,374	5,491
Midwest exchange offer expenses	—	10,650	—
Provisions for uncollectible accounts	1,264	1,407	1,619
(Gain) loss on asset disposals	(19,184)	(3,875)	4,387
Deferred income taxes	(34,416)	33,403	9,813
Other	10,659	2,067	(210)
Changes in certain operating assets and liabilities:
Restricted cash	(44,326)	(4,803)	(5,372)
Derivative financial instruments	66,027	(6,492)	—
Accounts receivable	5,157	(5,566)	(10,437)
Spare parts, materials and supplies	(1,625)	(3,284)	(1,248)
Prepaid and stored fuel	16,656	(27,161)	(1,835)
Deposits held by counterparties to derivative financial instruments	(48,820)	—	—
Prepaid aircraft rent	(6,408)	(11,682)	(13,599)
Other assets	(4,507)	(16,429)	(20,934)
Accounts payable, accrued and other liabilities	37,331	46,272	26,809
Air traffic liability	32,132	64,330	38,597
Net cash provided by (used for) operating activities	(179,901)	182,079	75,126
Investing activities:
Purchase of available-for-sale securities	(30,303)	(2,040,593)	(2,540,215)
Sale of available-for-sale-securities	118,986	2,071,195	2,389,190
Purchases of property and equipment	(136,427)	(176,020)	(119,113)
Return (payment) of aircraft purchase deposits, net	55,785	78	13,635
Midwest exchange offer expenses	—	(10,348)	—
Proceeds from sale of aircraft	305,965	72,879	5,000
Other	14,650	—	—
Net cash provided by (used for) investing activities	328,656	(82,809)	(251,503)
Financing activities:
Issuance of long-term debt	107,577	62,029	66,034
Payments on long-term debt and capital lease obligations	(317,153)	(115,904)	(113,132)
Borrowings under revolving line of credit	377,000	—	—
Repayment of borrowings under revolving line of credit	(287,000)	—	—
Net proceeds from issuance of common stock	74,669	—	—
Proceeds from exercise of stock options, employee stock purchase plans and warrants	3,902	2,378	12,003
Other	455	—	—
Net cash used for financing activities	(40,550)	(51,497)	(35,095)
Net change in cash and cash equivalents	108,205	47,773	(211,472)
Cash and cash equivalents at beginning of year	206,873	159,100	370,572
Cash and cash equivalents at end of year	$315,078	$206,873	$159,100
See accompanying notes to Consolidated Financial Statements.

AirTran Holdings, Inc.
Consolidated Statements of Stockholders’ Equity
(As Adjusted for the Retroactive Application of FSP 14-1)
 (In thousands)
	Common Stock		Additional Paid-in	Unearned	Accumulated Other Comprehensive	Accumulated Earnings	Total Stockholders’
	Shares	Amount	Capital	Compensation	Income (Loss)	(Deficit)	Equity
Balance at January 1, 2006 (as originally stated)	88,791	$89	$376,627	$(4,028)	$—	$(19,313)	$353,375
Adjustment due to adoption of FSP 14-1	—	—	27,410	—	—	2,557	29,967
Balance at January 1, 2006 (adjusted)	88,791	89	404,037	(4,028)	—	(16,756)	383,342
Net income	—	—	—	—	—	14,494	14,494
Unrealized gain on derivative instruments, net of deferred taxes	—	—	—	—	84	—	84
Total comprehensive income							14,578
Adjustment to recognize unfunded post retirement obligations, net of income taxes of $3.1 million	—	—	—	—	(5,336)	—	(5,336)
Issuance of common stock for exercise of options	951	1	5,952	—	—	—	5,953
Stock-based compensation	305	—	4,443	—	—	—	4,443
Adjustment upon adoption of SFAS 123(R)	—	—	(4,028)	4,028	—	—	—
Issuance of common stock for detachable stock warrants	1,000	1	4,509	—	—	—	4,510
Issuance of common stock under employee stock purchase plan	113	—	1,540	—	—	—	1,540
Balance at December 31, 2006	91,160	91	416,453	—	(5,252)	(2,262)	409,030
Net income	—	—	—	—	—	50,545	50,545
Unrealized gain on derivative instruments, net of income taxes of $0.6 million	—	—	—	—	1,033	—	1,033
Actuarial gain on postemployment obligations, net of income taxes of $2.7 million	—	—	—	—	4,557	—	4,557
Reclassification of postemployment expense to earnings, net of income taxes of $0.6 million	—	—	—	—	1,012	—	1,012
Total comprehensive income							57,147
Issuance of common stock for exercise of options	198	—	1,022	—	—	—	1,022
Stock-based compensation	374	1	5,403	—	—	—	5,404
Issuance of common stock under employee stock purchase plan	154	—	1,356	—	—	—	1,356
Balance at December 31, 2007	91,886	92	424,234	—	1,350	48,283	473,959
Net loss	—	—	—	—	—	(266,334)	(266,334)
Unrealized loss on derivative instruments, net of income taxes of $0.7 million	—	—	—	—	(26,686)	—	(26,686)
Other	—	—	—	—	(424)	—	(424)
Total comprehensive loss							(293,444)
Issuance of common stock for exercise of options	843	1	2,604	—	—	—	2,605
Stock-based compensation	419	1	5,819	—	—	—	5,820
Conversion of 5.5% senior notes to common stock	1,367	1	4,560	—	—	—	4,561
Issuance of common stock under employee stock purchase plan	376	—	1,295	—	—	—	1,295
Issuance of common stock	24,659	25	74,644	—	—	—	74,669
Issuance of stock warrants	—	—	8,586	—	—	—	8,586
Other	—	—	3,058	—	—	—	3,058
Balance at December 31, 2008	119,550	$120	$524,800	—	$(25,760)	$(218,051)	$281,109

See accompanying notes to Consolidated Financial Statements.

AirTran Holdings, Inc.
Notes to Consolidated Financial Statements
(As Adjusted for the Retroactive Application of FSP 14-1)
December 31, 2008

Note 1 – Business and Liquidity

Business and Liquidity

Through our wholly-owned subsidiary, AirTran Airways, Inc., we offer scheduled airline services, using Boeing B717-200 aircraft (B717) and Boeing B737-700 aircraft (B737), to 56 locations throughout the United States with a concentration in the eastern United States. Air travel in our markets tends to be seasonal, with the highest levels occurring during the winter months to Florida and the summer months to the Northeastern and Western United States. The second quarter tends to be our strongest revenue quarter.

After a successful 2007, during which we earned net income of $50.5 million, the economic environment deteriorated, jet fuel prices increased to record high levels, and the credit markets tightened. In response, during 2008, we undertook a variety of actions including: reducing capacity starting in September 2008; deferring new aircraft deliveries; selling aircraft; reducing other capital expenditures; implementing increases in certain fares and ancillary fees; entering into a variety of derivative financial arrangements to hedge the cost of fuel; and managing our costs and employment levels. We also completed capital market transactions exceeding $375 million, including: placing convertible debt and common equity securities; executing a letter of credit facility to reduce (but not eliminate) our exposure to holdbacks of cash remittances by a credit card processor; and arranging a $90 million revolving line of credit.

Despite our efforts to increase unit revenues, control costs, and reduce capacity, we reported an operating loss of $75.8 million and a net loss of $266.3 million for 2008. Included in our results are gains on the sale of assets of $20.0 million, an impairment charge to write-off goodwill of $8.4 million and a non-operating loss on derivative financial instruments of $150.8 million. The 2008 loss is primarily attributable to record high fuel prices during the first nine months of 2008. However, during the fourth quarter jet fuel prices decreased dramatically and consequently we reported operating income for the fourth quarter of $53.4 million. The fourth quarter also includes non-operating losses on derivative financial instruments which resulted in a pre-tax loss and a net loss for the quarter.

Our cash flows for 2009 and beyond will be impacted by a variety of factors including our operating results, scheduled debt maturities, and capital expenditure requirements. In addition, we may need additional cash resources if we are required to fund increases in collateral provided to our counterparties as a consequence of significant increases in the value of our derivative financial instrument obligations. Our cash flows may also be adversely impacted in the event that one or more of our credit card processors withholds amounts that would otherwise be remitted to us. Each of the agreements with our credit card processors allows, under specified conditions, the processor to retain cash related to future travel that such processor otherwise would remit to us. We may substitute a letter of credit in favor of the largest credit card processor in lieu of cash. As of December 31, 2008, our two largest processors were entitled to withhold 50% of our advance ticket sales that would otherwise be remitted to us; however, our largest credit card processor was holding back no remittances from us because a $125 million letter of credit was issued for its benefit. In the event that, among other things, our aggregate unrestricted cash and investments (as defined) falls below agreed upon levels, or a processor reasonably determines that there has been a material adverse occurrence or certain other events occur, each of our two largest processors would be entitled to withhold additional cash remittances from us or we would have to obtain a larger letter of credit.

We believe that our existing liquidity and projected 2009 cash flows will be sufficient to fund our operations and other financial obligations through December 2009. While we believe our 2009 plan is reasonable, a combination of one or more material and significant adverse events, most of which are outside of our direct control, could, depending on severity and duration, have an unfavorable impact on our ability to generate sufficient cash from operations to maintain adequate liquidity through December 31, 2009. Such adverse events could include: significant increases in fuel prices for an extended period of time; significant sustained declines in unit revenues as a consequence of unfavorable macroeconomic or other conditions; or, the increase in the percentage of advance ticket sales that are being held back by our credit card processors. If one or more of such events were to occur, we would likely undertake a variety of actions to mitigate the impact of such events including seeking to obtain additional secured debt, unsecured debt or equity financing. However, our current credit rating, the fact that we have limited operating assets to serve as collateral for additional borrowings, and the disruption in the U.S. and global capital markets combined to make it difficult for us to obtain financing in the latter part of 2008. Accordingly, to the extent unanticipated adverse events were to result in a need for substantial additional financing, such additional debt or equity financing might not be available to us on terms acceptable to us or at all.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

Our accompanying Consolidated Financial Statements include the accounts of AirTran Holdings, Inc. (the Company, AirTran, or Holdings) and our wholly-owned subsidiaries, including our principal subsidiary, AirTran Airways, Inc. (AirTran Airways or Airways) (collectively we, our, or us). All significant intercompany accounts and transactions have been eliminated in consolidation.

We manage our operations on a system-wide basis due to the interdependence of our route structure in the various markets we serve. As we offer only one service (i.e., air transportation), management has concluded that we only have one segment of business.

Adjustment for the Retroactive Application of FSP 14-1

In May 2008, the Financial Accounting Standards Board (FASB) issued Staff Position APB 14-1 (FSP 14-1), Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement).

FSP 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate.  We adopted FSP 14-1 as of January 1, 2009. FSP 14-1 requires retroactive application to all periods presented. Early adoption of FSP 14-1 was not permitted.  The adoption impacts the accounting for our 7.0% convertible notes due 2023 and will result in the recognition of additional financial accounting interest expense of approximately $8.6 million for 2009 and $4.7 million for 2010, based on the assumption that the 7.0% convertible notes will be settled in 2010. The retroactive application of FSP 14-1 resulted in the recognition of additional financial accounting annual interest expense of approximately $2.3 million for 2003, which gradually increased to $7.4 million for 2008. Comparative financial statements of prior years have been adjusted to apply FSP 14-1 retroactively. The retroactive application of FSP 14-1 also resulted in the recognition of additional annual capitalized interest in each of the years in the period 2003 thru 2008. The adoption of FSP 14-1 has no impact on our debt service payments.

The material effects of the retroactive adoption of FSP APB 14-1 on our consolidated financial statements for the years presented are summarized as follows (in thousands, except per share amounts):

	2008	2007	2006
Statements of Operations:
Interest expense before adjustment	$78,080	$75,530	$50,861
Adjustment for FSP 14-1	7,399	6,374	5,491
Interest expense after adjustment	85,479	81,904	56,352

Capitalized interest before adjustment	(5,355)	(9,226)	(12,943)
Adjustment for FSP 14-1	(2,352)	(4,484)	(5,708)
Capitalized interest after adjustment	(7,707)	(13,710)	(18,651)

Operating income (loss) before adjustment	(72,010)	144,160	40,861
Adjustment for FSP 14-1	(3,811)	(1,514)	(567)
Operating income (loss) after adjustment	(75,821)	142,646	40,294

Income (loss) before income taxes before adjustment	(291,892)	87,352	24,657
Adjustment for FSP 14-1	(8,858)	(3,404)	(350)
Income (loss) before income taxes after adjustment	(300,750)	83,948	24,307

Income tax expense (benefit) before adjustment	(18,063)	34,669	9,943
Adjustment for FSP 14-1	(16,353)	(1,266)	(130)
Income tax expense (benefit) after adjustment	(34,416)	33,403	9,813

Net income (loss) before adjustment	(273,829)	52,683	14,714
Adjustment for FSP 14-1	7,495	(2,138)	(220)
Net income (loss) after adjustment	(266,334)	50,545	14,494

Basic earnings (loss) per share before adjustment	$(2.51)	$0.58	$0.16
Adjustment for FSP 14-1	0.07	(0.03)	—
Basic earnings (loss) per share after adjustment	(2.44)	0.55	0.16

Diluted earnings (loss) per share before adjustment	(2.51)	0.56	0.16
Adjustment for FSP 14-1	0.07	(0.02)	—
Diluted earnings (loss) per share after adjustment	(2.44)	0.54	0.16

	2008	2007
Balance Sheets:
Flight equipment before adjustment	$1,291,155	$1,284,273
Adjustment for FSP 14-1	19,719	20,690
Flight equipment after adjustment	1,310,874	1,304,963

Long-term debt before adjustment	940,569	946,303
Adjustment for FSP 14-1	(13,244)	(20,643)
Long-term debt after adjustment	927,325	925,660

Deferred income taxes, net before adjustment	—	21,658
Adjustment for FSP APB 14-1	—	16,352
Deferred income taxes, net after adjustment	—	38,010

Additional paid-in capital before adjustment	497,390	396,824
Adjustment for FSP 14-1	27,410	27,410
Additional paid-in capital after adjustment	524,800	424,234

Accumulated earnings (deficit) before adjustment	(225,745)	48,084
Adjustment for FSP 14-1	7,694	199
Accumulated earnings (deficit) after adjustment	(218,051)	48,283

In addition, the adjustments resulted in changes to the Consolidated Statements of Cash Flows and Stockholders’ Equity and Notes 2, 4, 5, 9, 10 and 16.

Reclassifications

Certain 2007 amounts in the Consolidated Statements of Operations related to gain on sale of assets have been reclassified from Other (Income) Expense to Operating Expenses to conform to 2008 presentation. Certain other 2007 and 2006 amounts have been reclassified to conform to 2008 presentation. These reclassifications have no material impact on the Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, or Consolidated Statements of Stockholders’ Equity.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

All highly liquid investments, with maturities of three months or less when purchased, are considered to be cash equivalents. Restricted cash primarily consists of amounts escrowed related to aircraft leases, letters of credit for airports and insurance, credit card holdbacks for advance ticket sales, cash escrowed for future interest payments, and collateral to support derivative financial instrument arrangements.

Investments

Investments are considered available for sale securities and are stated at fair value. Short-term investments consist of investments in funds which are expected to convert to cash within twelve months. Long-term investments consist of investments in funds expected to convert to cash after twelve months.

 Accounts Receivable

Accounts receivable are due primarily from major credit card processors, travel agents, the issuer of co-branded credit cards, taxing authorities and municipalities related to guaranteed revenue agreements. We provide an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of credit card receivables based on historical credit card charge backs and of other receivables based on specific analysis. Collateral is generally not required for accounts receivable. During the years ended December 31, 2008, 2007 and 2006, we wrote off accounts receivable aggregating $1.1 million, $1.0 million and $1.4 million, respectively, against the allowance for doubtful accounts.

Spare Parts and Supplies

Spare parts and supplies consist of expendable aircraft spare parts and miscellaneous supplies. These items are stated at cost using the first-in, first-out method. These items are charged to expense when used. Allowances for obsolescence are provided over the estimated useful life of the related aircraft and engines for spare parts expected to be on hand at the date aircraft are retired from service.

Property and Equipment

Property and equipment are stated on the basis of cost. The estimated salvage values and depreciable lives are periodically reviewed for reasonableness, and revised if necessary. Flight equipment is depreciated to salvage value of ten percent, using the straight-line method. The estimated useful lives for airframes, engines and aircraft parts are 30 years. Other property and equipment is depreciated over three to ten years. Leasehold improvements are amortized over the economic life of the asset or the lease term, whichever is shorter.

The financial statement carrying value of computer software and equipment, which is included in other property and equipment on the consolidated balance sheets, was $14.8 million and $15.2 million at December 31, 2008 and 2007, respectively. Depreciation and amortization expense related to computer equipment and software was $8.6 million, $6.5 million and $5.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Measurement of Impairment of Long-lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets , we record impairment losses on long-lived assets used in operations when events or circumstances indicate that the assets may be impaired, the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets and the fair value is less than the net book value. Because the adverse industry conditions and the recent operating losses experienced by us were indicators that an impairment of our long-lived assets (primarily flight equipment) may have existed, we prepared an assessment during 2008 in accordance with SFAS 144 which indicated that the expected undiscounted future cash flows exceeded the net book value of the associated long-lived assets. Consequently, we concluded that the long-lived assets were not impaired. However, if our assessment changes in the future, we may be required to record a charge for the impairment of long-lived assets in a future period.

Intangible Assets

Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangibles, such as trade names, are not amortized but are subject to periodic impairment tests in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. During the second quarter of 2008, because adverse industry conditions and recent operating losses experienced by us were indicators that our intangible assets may have been impaired, we prepared an assessment in accordance with SFAS 142 and concluded that goodwill was impaired as of June 30, 2008, while our trade name and trademarks were not impaired. Consequently, we recorded a charge of $8.4 million to write-off all of the carrying value of our goodwill during the second quarter of 2008. We also performed the annual impairment test of the financial statement carrying value of our trade name and trademarks in the fourth quarter of each year and concluded there was no impairment.

Capitalized Interest

Interest attributable to funds used to finance the acquisition of new aircraft is capitalized as an additional cost of the related asset. Interest is capitalized at our weighted average interest rate on long-term debt or, where applicable, the interest rate related to specific borrowings. Capitalization of interest ceases when the asset is ready for service.

Aircraft Maintenance

Aircraft maintenance costs are expensed as incurred. Maintenance reserves paid to aircraft lessors in advance of the performance of major maintenance activities are recorded as deposits and then recognized as maintenance expense when the maintenance is performed. The personnel costs of our employees performing aircraft maintenance activities are classified as salaries, wages and benefits expense. The costs of replacement parts and services performed by third parties are classified as maintenance, materials and repairs expense.

Maintenance expense is recognized when the work is performed if the work is performed by our employees or by third party FAA approved contractors pursuant to arrangements whereby our contractual liability to a contractor is incurred at the time the work is performed. The costs of line maintenance activities, overhauls of airframes, overhauls of engines for B737 aircraft and repairs of certain component parts are recognized as expense when the repair is performed.

Maintenance expense is recognized based on flight hours or landings if we incur a contractual liability to a third party FAA approved contractor to repair or overhaul major component parts based on a contractually specified rate per flight hour or landing, as applicable. Accordingly, maintenance repair costs for certain major components, including engines for B717 aircraft, are expensed monthly based on flight hours flown or landings, as applicable.

Advertising and Promotion Costs

Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was approximately $35.7 million, $35.7 million and $34.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

From time to time, we enter into barter transactions whereby we acquire goods or services in exchange for future air travel to be provided by us. We recognize operating expense based on the estimated fair value of travel to be provided by us. During 2005, we entered into a barter transaction in which we exchanged flight credits in our frequent flyer program for promotional consideration. The transaction was originally recorded at the estimated fair value of the credits exchanged. During 2006, we recorded expense of $4.1 million related to this promotion due to changes in the estimated volume of travel exchanged. The revenue relating to the flight credits was recognized as passenger revenue as the credits were utilized or expired. During 2008, 2007, and 2006, $0.6 million, $2.4 million and $5.0 million, respectively, related to this program was recognized as passenger revenue.

Revenue Recognition

Passenger revenue is recognized when transportation is provided. Ticket sales for transportation which has not yet been provided are recorded as air traffic liability. Air traffic liability represents tickets sold for future travel dates. The balance of the air traffic liability fluctuates throughout the year based on seasonal travel patterns and fare sale activity. Passenger revenue accounting is inherently complex and the measurement of the air traffic liability is subject to some uncertainty. A nonrefundable ticket expires at the date of scheduled travel unless the customer exchanges the ticket in advance of such date for a credit to be used by the customer as a form of payment. We recognize as revenue the value of a non-refundable ticket at the date of scheduled travel unless the customer exchanges his or her ticket for a credit. A percent of credits we issue expire unused. We recognize as revenue over time the value of credits that we expect to go unused in proportion to the credits that are used. We estimate the amount of credits that we expect to go unused based on historical experience. Estimating the amount of credits that will go unused involves some level of subjectivity and judgment. Changes in our estimate of the amount of unused credits would have an effect on our revenues.

We are required to collect certain taxes and fees on our passenger tickets. These taxes and fees include U.S. federal transportation taxes, federal security charges, airport passenger facility charges, and foreign arrival and departure taxes. These taxes and fees are legal assessments on the customer. We have a legal obligation to act as a collection agent. Because we do not retain these taxes and fees, we do not include such amounts in passenger revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable government agency.

Stock Based Employee Compensation

Consistent with Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), Share-Based Payment , we recognize the financial accounting cost of employee services received in exchange for awards of equity instruments based on the fair value of each instrument at the date of grant. Compensation expense is recognized ratably over the period during which an employee is required to provide service in exchange for an award. The fair value of a stock option grant is estimated using an option pricing model. The fair value of a restricted stock award is based on the trading price of our common stock on the date of grant.

 Frequent Flyer Program

We accrue a liability for the estimated incremental cost of providing free travel for awards earned under our A+ Rewards Program based on credits we expect to be redeemed on us or the contractual rate of expected redemption on other carriers. Incremental cost includes the cost of fuel, catering, and miscellaneous direct costs, but does not include any costs for aircraft ownership, maintenance, labor, or overhead allocation. We adjust this liability based on credits earned and redeemed, changes in the estimated incremental costs, and changes in the A+ Rewards Program.

We also sell credits in our A+ Rewards Program to third parties, such as credit card companies, internet service providers, and car rental agencies. Revenue from the sale of credits is deferred and recognized as passenger revenue when transportation is expected to be provided, based on estimates of its fair value. The remaining portion, which is the excess of the total sales proceeds over the estimated fair value of the transportation to be provided, is recognized in other revenue at the time of sale. A change to the time period over which the credits are used (currently one to two years), the actual redemption activity, or our estimate of the amount or fair value of expected transportation could have a significant impact on our revenue in the year of change as well as future years.

Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., unrealized gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same line item in which the forecasted transaction is reported in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). The ineffective portion of the unrealized gain or loss on the cash flow hedges is reported currently as other (income) expense in our Consolidated Statements of Operations.

Income Taxes

We account for deferred income taxes utilizing Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 requires the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statement and the tax bases of assets and liabilities, as measured at current enacted tax rates. When appropriate we evaluate the need for a valuation allowance to reduce deferred tax assets.

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109. The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes of income tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized in the financial statements unless it is more likely than not of being sustained. We adopted the provisions of FIN 48 as of January 1, 2007. The impact of adopting FIN 48 was not material as of the date of adoption or in subsequent periods.

Interest associated with uncertain income tax positions is classified as interest expense and penalties are classified as income tax expense. We have not recorded any material interest or penalties during any of the years presented.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 were to be effective for the fiscal years beginning after November 15, 2007; however, the requirement to implement certain provisions of SFAS 157 were deferred. We adopted the required provisions of SFAS 157 as of January 1, 2008. The adoption of the required provisions did not have a material impact on our Consolidated Financial Statements. We do not expect the adoption of the deferred provisions, as of January 1, 2009, to have a material impact on our Consolidated Financial Statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. The fair value option established by SFAS 159 permits, but does not require, all entities to measure eligible items at fair value, as measured in accordance with SFAS 157, at specified election dates. An entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Although we adopted SFAS 159 as of January 1, 2008, we have not yet elected the fair value option for any items permitted under SFAS 159.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (Revised 2007) (SFAS 141R), Business Combinations. SFAS 141R establishes principles and requirements for how an acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, material adjustments made to the initial acquisition purchase accounting will be required to be recorded back to the acquisition date. SFAS 141R is effective for us on a prospective basis for transactions occurring in 2009. SFAS 141R may have a material impact on our consolidated results of operations, balance sheets and cash flows if we enter into material business combinations after the standard’s effective date.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51. SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. We do not currently expect the adoption of SFAS 160 to have a material impact on our consolidated financial position, results of operations, and cash flows.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (SFAS 161), Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133. SFAS 161 applies to all derivative instruments and related hedged items accounted for under FASB Statement No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. It requires entities to provide greater transparency about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. We adopted SFAS 161 for the year ended December 31, 2008. Because SFAS 161 applies only to financial statement disclosures, it did not have any impact on our consolidated financial position, results of operations, and cash flows.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162 (SFAS 162), The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). Because SFAS 162 applies only to establishing hierarchy, it will not have a material impact on our consolidated financial position, results of operations, and cash flows.

Note 3 – Commitments and Contingencies

Aircraft Related Commitments, Financing Arrangements and Transactions

During 2008, we took delivery of eight B737 aircraft purchased from The Boeing Company (“Boeing”), of which two were sold upon delivery and two were sold after delivery. In May, July and October 2008, we entered into agreements to defer delivery dates for 37 B737 aircraft originally scheduled for delivery between 2008 and 2012 to delivery dates between 2013 and 2016. As of December 31, 2008, we had on order 55 B737 aircraft with delivery dates between 2009 and 2016.

We may reduce or delay further growth in our fleet and are evaluating possible net reductions in our current fleet including through the sale of additional aircraft. The table below illustrates, as of December 31, 2008, all aircraft currently scheduled for delivery:

Firm Aircraft Deliveries B737
2009	4
2010	-
2011	5
2012	9
2013	5
2014	14
2015	8
2016	10
Total	55

Our aircraft purchase commitments for the next five years and thereafter, in aggregate, are (in millions): 2009—$135; 2010—$45; 2011—$210; 2012—$365; and 2013—$230; and thereafter, $1,290. These amounts include payment commitments, including payment of pre-delivery deposits, for aircraft on firm order. Aircraft purchase commitments include the forecasted impact of contractual price escalations and directly related costs. The aircraft purchase commitment totals do not reflect the effects of prearranged aircraft financings, or planned disposition of aircraft.

Our B737 aircraft contract with Boeing requires us to make pre-delivery deposits to Boeing. No additional pre-delivery deposits are due for the 2009 scheduled deliveries. Although we typically have financed a significant portion of our pre-delivery deposit requirements with debt from banks, we currently have no such financing in place for our deliveries in 2011 and beyond and we have no assurance that, given the current status of the financial markets, satisfactory financing will be available to us when we are obligated to make pre-delivery deposit payments of $16.2 million in 2009.

We have agreed to sell two B737 aircraft to a foreign air carrier in 2009 contemporaneous with the delivery thereof to us. That same foreign air carrier purchased two B737s from us in 2008. However, these pending transactions are subject to customary closing conditions, some of which are outside of our control, and therefore we cannot give any assurances that the closing of these transactions will occur. We have not arranged financing for such aircraft as we intend for those aircraft to be sold to the buyer substantially contemporaneously with our purchase from Boeing. We have arranged backstop secured debt financing to fund a portion of the purchase price of each of the remaining two 2009 aircraft deliveries.

During the year ended December 31, 2008, we sold eight B737 aircraft and recognized an aggregate gain of $16.9 million related to the sales of these aircraft. In August 2008, we also returned one leased B717 aircraft to the lessor. During the year ended December 31, 2007, we took delivery of and subsequently sold two B737 aircraft. We recognized a gain of $5.3 million during the year ended December 31, 2007 related to the sales of these aircraft. The gain on sales of the aircraft is classified as a component of operating expense.

During October 2008, we completed a sale-leaseback financing transaction of three spare aircraft engines. We realized an aggregate cash benefit of $12.7 million related to the sale-leaseback transaction.

In October 2008, as part of our agreement to defer certain aircraft deliveries and obtain backstop financing for other aircraft deliveries, we granted an affiliate of Boeing the right to require us to lease, for a period not to exceed ten years, up to five B717 aircraft. We have no obligation to accept delivery of more than four aircraft in total (i.e., B737 deliveries and B717 leases) in 2009. If such affiliate exercises its right to require us to lease any B717 aircraft, we have the option to cancel firm B737 aircraft on order for each such B717 aircraft.

Credit Card Processing Arrangements

We have agreements with organizations that process credit card transactions arising from purchasing air travel by customers of Airways. Each of our agreements with our credit card processors allows, under specified conditions, the processor to retain cash related to future travel that such processor otherwise would remit to us (i.e., a “holdback”). Holdbacks are classified as restricted cash on our consolidated balance sheets. Our exposure to credit card holdbacks consists of advanced ticket sales that customers purchase with credit cards. Once the customer travels, any related holdback is remitted to us.

In 2008, we amended our agreements with our two largest credit card processors (based on volumes processed for us). The agreement with our largest credit card processor expires December 31, 2009. Each of the amended agreements provides that a processor may hold back amounts that would otherwise be remitted to us in the event that, among other things, our aggregate unrestricted cash and investments (as defined) falls below agreed upon levels, or a processor reasonably determines that there has been a material adverse occurrence or certain other events occur. The amount that each processor is entitled to hold back is determined by a combination of the level of our aggregate unrestricted cash and investments and our profitability. If our aggregate unrestricted cash and investments (as defined) is less than the specified amounts at specified testing dates, each processor is entitled to increase amounts held back to specified percentages (ranging from 25% to 100%) of its exposure to credit card chargebacks. To the extent such increases are funded with unrestricted cash, the resultant reduced levels of unrestricted cash and investments may trigger incremental holdback requirements under each of the two processing agreements. We have the contractual right to reduce the amounts which are otherwise withheld by our two largest credit card processors to the extent that we provide the applicable processor with a letter or letters of credit. As of December 31, 2008, a $125 million letter of credit had been issued for the benefit of our largest credit card processor under our Letter of Credit Facility and the processor was holding back no cash remittances from us.

As of December 31, 2008, we had advanced ticket sales of approximately $223.5 million related to all credit card sales. As of December 31, 2008, we were in compliance with our processing agreements and based on our level of profitability and unrestricted cash and investments, as defined, our two largest processors were entitled to holdback 50% of their exposure to credit card chargebacks. Had we not been in compliance with the agreements, or if our level of unrestricted cash and investments, as defined, was lower, our potential cash exposure to additional holdbacks by our largest two credit card processors based on advanced ticket sales as of December 31, 2008, after considering the $125 million letter of credit issued in favor of our largest credit card processor, was up to a maximum of $84.0 million. Our levels of unrestricted cash and air traffic liability are highly seasonal reaching their highest levels in the early summer and late fall and reaching their lowest levels in the winter; accordingly the amounts potentially withheld by our credit card processors are also higher, and in some cases substantially higher, during certain times of the year. Our future aggregate cash and investments will be dependent on, among other factors, our future profitability, including the cost of fuel, the extent of cash collateral related to derivative financial instruments we may be required to fund, the level of advance ticket sales, our borrowing availability under our Line of Credit Facility, and the continued availability of our Letter of Credit Facility. While a decrease in our unrestricted cash and investments could result in additional amounts being withheld by our credit card processors, to the extent that we achieve specified aggregate unrestricted cash and investment amounts and profitability levels, each agreement also provides for a reduction or elimination of the percent of its exposure that each processor is currently entitled to holdback.

General Indemnifications

We are party to many routine contracts under which we indemnify third parties for various risks. We have not accrued any liability for any of these indemnities, as the amounts are not determinable or estimable. Historically, we have not incurred significant costs related to such indemnifications. These indemnities consist of the following:

•
Certain of our debt agreements related to aircraft-secured notes payable through 2017 contain language, whereby, we have agreed to indemnify certain holders of certificates evidencing the debt associated with such notes, as necessary, to compensate them for any costs incurred by, or any reduction in receivables due to, such certificate holders resulting from broadly defined regulatory changes that impose or modify any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of or any deposits with or other liabilities of such certificate holders. Additionally, if it becomes unlawful for such certificate holders to make or maintain the investment or credit evidenced by the certificates, we have agreed to pay such certificate holders an amount necessary to cause the interest rate with respect to the certificates to be a rate per annum equal to 4.88 percent over the rate specified by such certificate holders as the cost to them of obtaining funds in dollars in the United States in an amount equal to the pool balance of the certificates. The maximum potential payment under these indemnities cannot be determined.

•
Our aircraft lease transaction documents contain customary indemnities concerning withholding taxes in which we are responsible in some circumstances should withholding taxes be imposed for paying such amounts of additional rent, as is necessary to ensure that the lessor still receives, after taxes, the rent stipulated in the lease agreements. These provisions apply on leases expiring through 2022. The maximum potential payment under these indemnities cannot be determined.

•
In our aircraft financing agreements, we typically indemnify the financing parties, the trustee acting on their behalf and, other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation, and maintenance of the aircraft for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties except for their gross negligence or willful misconduct. We believe that we are covered by insurance (subject to deductibles) for most tort liabilities and related indemnities, as described above with respect to the aircraft we operate. Additionally, if there is a change in the law which results in the imposition of any reserve, capital adequacy, special deposit, or similar requirement which will increase the cost to the lender, we will pay the lender the additional amount necessary to compensate the lender for the actual cost increase.

•
We have various leases with respect to real property and various agreements among airlines relating to fuel consortia or fuel farms at airports in which we have agreed to standard language indemnifying the lessor against environmental liabilities associated with the real property covered under the agreement, even if we are not the party responsible for the environmental damage. In the case of fuel consortia at the airports, these indemnities are generally joint and several among the airlines. We cannot quantify the maximum potential exposure under these indemnities and we do not currently have liability insurance that protects us against environmental damages.

•
Under certain contracts with third parties, we indemnify the third party against legal liability arising out of an action by a third party. The terms of these contracts vary and the potential exposure under these indemnities cannot be determined. Generally, we have liability insurance protecting us from obligations undertaken under these indemnities.

Taxes

We remit a variety of taxes and fees to various governmental authorities including: income taxes; transportation fees and taxes collected from our customers; property taxes; sales and use taxes; payroll taxes; and fuel taxes. The taxes and fees remitted by us are subject to review and audit by the applicable governmental authorities which could result in liability for additional assessments. Contingencies for taxes which are not based on income are accounted for in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. Uncertain income tax positions taken on income tax returns are accounted for in accordance with FIN 48. Although management believes that the positions taken on previously filed tax returns are reasonable, we nevertheless have recorded accrued liabilities in recognition that various taxing authorities may challenge certain of the positions we have taken, which may also potentially result in additional liabilities for taxes and interest in excess of accrued liabilities. These accrued liabilities are reviewed periodically and are adjusted as events occur that affect the estimates, such as: the availability of new information; the lapsing of applicable statutes of limitations; the conclusion of tax audits; the measurement of additional estimated liability based on current calculations; the identification of new tax contingencies; or the rendering of relevant court decisions.

Employees

As of December 31, 2008, approximately 46 percent of our employees were represented by unions. Our agreement with our flight attendants became amendable in December 2008. The pilots’ collective bargaining agreement became amendable in 2005 and is currently in mediation. While we believe that our relations with labor are generally good, any strike or labor dispute with our unionized employees may adversely affect our ability to conduct business. The outcome of our collective bargaining negotiations cannot presently be determined. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages.

Restricted Cash and Letters of Credit

Restricted cash consists of amounts escrowed related to aircraft leases, letters of credit, credit card holdbacks for advanced ticket sales, cash escrowed for future interest payments and collateral to support derivative financial arrangements. As of December 31, 2008, $16.3 million of restricted cash relates to outstanding letters of credit, primarily for airport facilities and insurance. In August 2008 and as amended and restated in October 2008, we obtained a Letter of Credit Facility which provides for a financial institution to issue letters of credit for the benefit of our credit card processors. The Letter of Credit Facility is supported by a variety of assets. As of December 31, 2008, no amount had been drawn against the $125 million letter of credit.

Note 4 – Financial Instruments

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, short-term and long-term investments, accounts receivable, and derivative financial instruments (including deposits held by counterparties). We maintain cash and cash equivalents and short-term investments in what we believe are high credit-quality financial institutions or in what we believe are in short-duration, high-quality debt securities. Investments are stated at fair value. We periodically evaluate the relative credit standing of those financial institutions that are considered in our investment strategy. We use specific identification of securities for determining gains and losses. All of our investments are available for sale securities. As of December 31, 2008, we had short-term and long-term investments, of $19.9 million and $5.5 million, respectively, consisting of $17.5 million in an enhanced cash investment fund and $7.9 million in a money market fund. The managers of the funds have limited immediate redemptions and we have classified $5.5 million of our investment in the enhanced cash investment fund as long-term as of December 31, 2008. During 2008 and 2007, we recorded charges of $5.2 million and $1.1 million, respectively, to interest income for realized and unrealized losses on these funds. There were no material realized or unrealized gains or losses on our available-for-sale securities for the year ended December 31, 2006.

The estimated fair value of other financial instruments, excluding debt, approximates their carrying amount. The financial statement carrying amounts and estimated fair values of debt and capital leases were $1.1 billion and $1.0 billion, respectively, at December 31, 2008, and $1.0 billion and $1.1 billion, respectively, at December 31, 2007. The estimated fair value of debt is based upon discounted future cash flows using estimated incremental borrowing rates for similar types of instruments or market prices. Our 7% and 5.5% convertible notes trade from time to time. We used market prices to value the unsecured convertible notes. A majority of our other debt consists of floating rate notes secured by B737 aircraft. Given the relatively high quality of the underlying collateral, we valued the floating rate B737 aircraft purchase facility debt at par. We valued the fixed rate notes secured by aircraft at a discount to par consistent with observed discounts on comparable traded debt. Given the current turmoil in the credit markets, there is an unusual amount of uncertainty associated with valuing all securities, including our debt securities.

The majority of our receivables result from the sale of tickets to individuals, mostly through the use of major credit cards. These receivables are short-term, generally being settled shortly after sale subject to any applicable holdbacks.

We enter into various derivative financial instruments with financial institutions to seek to reduce the variability of the ultimate cash flows associated with fluctuations in jet fuel prices. We enter into both fuel related swap and option derivative financial arrangements. We do not hold or issue derivative financial instruments for trading purposes. As of December 31, 2008, we have entered into fuel related swap and option agreements, which pertain to 32.2 million gallons of our projected 2009 fuel purchases, and 9.1 million gallons of our projected 2010 fuel purchases. Such agreements pertain to 9.1 percent of our projected 2009 jet fuel requirements, and 2.5 percent of our projected 2010 jet fuel requirements. Based on actions subsequent to year end, as of February 2, 2009, we have entered into fuel related swap and option agreements, which has increased our gallons under contract to 116.0 million gallons of our projected 2009 fuel purchases, and 17.3 million gallons of our projected 2010 fuel purchases. Such agreements pertain to 32.5 percent of our projected 2009 jet fuel requirements, and 4.9 percent of our projected 2010 jet fuel requirements. Under jet fuel swap arrangements, we pay a fixed rate per gallon and receive the monthly average price of Gulf Coast jet fuel. The fuel related option arrangements include collars, purchased call options, and sold call options. Depending on market conditions at the time a derivative contract is entered into, we generally use jet fuel, heating oil, or crude oil as the underlying commodity.

Fuel related derivative financial instruments are accounted for as cash flow hedges under SFAS 133 when the required accounting documentation is in place and the derivative arrangement has been analytically demonstrated to be effective. The ineffective portion of changes in the fair value of each such derivative is recognized currently in other (income) expense, and the effective portion of the change in the fair value is recorded as a component of other comprehensive income (loss). The effective portion is reclassified to earnings during the period in which the hedged transaction affects earnings. Realized and unrealized gains and losses on derivatives that do not qualify for hedge accounting are recognized currently in other (income) expense. Sold calls and derivatives using crude oil as the underlying commodity did not qualify for hedge accounting. In 2008, we recognized non-operating losses related to derivatives that did not qualify for hedge accounting and ineffectiveness on derivatives that qualified for hedge accounting of $150.8 million. During 2008, we realized losses of $126.3 million (including $109 million to unwind certain derivative financial instruments pertaining to 2009 fuel requirements). Realized losses include $41.2 million that settled in cash in early 2009. In 2007, we recognized non-operating gains on fuel related derivatives that did not qualify for hedge accounting and ineffectiveness on fuel related derivatives that qualified for hedge accounting of $2.6 million.

Historically, a majority of our fuel related derivative financial instruments did not qualify to be accounted for as hedges. Consequently, a majority of the gains and losses on our fuel related derivative financial instruments have been classified as other (income) expense based on estimated changes in fair value and the gains and losses on other fuel related derivative financial instruments have been classified as a component of fuel expense when realized. In order to simplify the financial reporting for fuel related derivatives, effective January 1, 2009, we ceased designating all fuel related derivative  financial instruments as accounting hedges. Fuel related derivative financial instruments outstanding as of December 31, 2008 previously designated as accounting hedges will continue to be accounted for as hedges.

We have interest rate swap agreements that effectively convert a portion of our floating-rate debt to a fixed-rate basis for the remaining life of the loan, thus reducing the impact of interest-rate changes on future interest expense and cash flows. Under these agreements, which expire in 2018 and 2019, we pay fixed rates between 4.560 percent and 5.085 percent and receive the three-month USD London Interbank Offered Rate (LIBOR) on the notional values. The notional amount of outstanding debt related to the interest rate swaps as of December 31, 2008 was $177.7 million. The primary objective for our use of interest rate swaps is to reduce the impact on our operating results of the volatility of interest rates. These interest rate swap arrangements are accounted for as cash flow hedges. The ineffective portion of the change in fair value of each derivative is recognized in other (income) expense, and the effective portion of the change in fair value is recorded as a component of other comprehensive income (loss). The effective portion is reclassified to interest expense during the period in which the hedged transaction affects earnings.

The following table summarizes the fair value of our derivative financial instruments (in thousands):

		Derivative Assets		Derivative Liabilities
		December 31,		December 31,
		2008	2007	2008	2007
	Balance Sheet Location	Fair Value	Fair Value	Fair Value	Fair Value
Derivatives designated as hedging instruments under SFAS 133
Interest rate contracts	Current	$—	$—	$(5,644)	$—
Interest rate contracts	Noncurrent	—	—	(15,694)	(4,755)
Jet-fuel swaps and options	Current	2,722	14,969	(6,710)	—
Total derivatives designated as hedging instruments under SFAS 133		2,722	14,969	(28,048)	(4,755)

Derivatives not designated as hedging instruments under SFAS 133

Jet-fuel options	Current	77	(7,133)	(548)	—
Crude swaps and options	Current	621	5,199	(56,744)	—
Crude swaps and options	Noncurrent	—	—	(4,922)	—
Total derivatives not designated as hedging instruments under SFAS 133		698	(1,934)	(62,214)	—
Total derivatives		$3,420	$13,035	$(90,262)	$(4,755)

Fair value includes any premiums paid or received, unrealized gains and losses, and any amounts receivable or payable from or to counterparties. Fair value does not include collateral provided to counterparties.

Liability and asset amounts with one counterparty are netted against each other for financial reporting purposes for derivative contracts entered into as one trade and for derivatives entered into for the purpose of effectively settling open positions.

The following tables summarize the effects of derivative financial instruments on the Statements of Operations and on Other Comprehensive Income (in thousands):

	Years ended December 31,
	Amount of (gain) loss on derivatives recognized in OCI (effective portion)		Location of (Gain) Loss reclassified from accumulated OCI into income (effective portion)		Amount of (gain) loss reclassified from OCI into income (effective portion)	Location of (Gain) Loss recognized in income on derivatives (ineffective portion)	Amount of (gain) loss recognized in income on derivatives (ineffective portion)
	2008	2007		2008	2007		2008	2007
Derivatives designated as hedging instruments under SFAS 133
Interest rate contracts	$16,179	$1,902	Interest expense	$199	$—	Net (gains) losses on derivative financial instruments	$(46)	$2,852
Jet-fuel swaps and options	(4,303)	(27,239)	Aircraft fuel	(15,677)	(23,549)	Net (gains) losses on derivative financial instruments	1,969	(3,905)
Total derivatives designated as hedging instruments under SFAS 133	$11,876	$(25,337)		$(15,478)	$(23,549)		$1,923	$(1,053)

	Amount of (gain) loss on derivatives recognized in earnings		Location of (Gain) Loss recognized in income on derivative
	2008	2007
Derivatives not designated as hedging instruments under SFAS 133
Jet-fuel options	$6,053	$4,132	Net (gains) losses on derivative financial instruments
Crude swaps and options	147,941	(2,824)	Net (gains) losses on derivative financial instruments
Other	(5,081)	—	Net (gains) losses on derivative financial instruments
Total derivatives not designated as hedging instruments under SFAS 133	$148,913	$1,308

Based on fair values as of December 31, 2008, we expect to reclassify $(7.7) million of net gains (losses) on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months due to the actual jet fuel purchases and the payment of variable interest associated with floating rate debt. However, the amounts actually realized will be dependent on the fair values as of the date of settlements.

Outstanding financial derivative instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. However, we do not expect any of the counterparties to fail to meet their obligations. Our credit exposure related to these financial instruments is represented by the fair value of contracts reported as assets. To manage credit risk, we select and periodically review counterparties based on credit ratings. We provide the counterparties with collateral when the fair value of our obligation exceeds specified amounts. As of December 31, 2008, we provided the counterparties with collateral aggregating $69.2 million. The collateral is classified as restricted cash if the funds are held in our name and is classified as a deposit held by counterparty to derivative financial instrument if the funds are held by the counterparty. For financial reporting purposes, we do not offset the collateral provided to counterparties against the fair value of our obligation. Any outstanding collateral is released to us upon settlement of the related derivative financial instrument liability.

Note 5 –Debt

The components of debt were (in thousands):

	December 31,
	2008	2007
B737 Aircraft Purchase Financing Facilities:
Floating rate aircraft notes payable through 2020, 4.06 percent weighted-average interest rate as of December 31, 2008	$655,931	$688,427
Fixed rate aircraft notes payable through 2018, 7.02 percent weighted-average interest rate as of December 31, 2008	61,014	68,724
Fixed rate B717 aircraft notes payable through 2017, 10.21 percent weighted-average interest rate as of December 31, 2008	80,854	86,270
Floating rate aircraft pre-delivery deposit financings payable through 2009, 2.92 percent weighted-average interest rate as of December 31, 2008	18,135	76,517
7.0% convertible senior notes due 2023	125,000	125,000
5.5% convertible senior notes due 2015	69,500	—
Total long-term debt	1,010,434	1,044,938
Less unamortized discount	(13,244)	(20,643)
Less current maturities of long-term debt	(69,865)	(98,635)
Long-term debt less current maturities	$927,325	$925,660

Borrowing under Revolving Line of Credit Facility	$90,000

Maturities of debt for the next five years and thereafter, in aggregate, are (in millions): 2009-$160; 2010-$56; 2011-$62; 2012-$58; 2013-$68; thereafter-$697. Maturities for 2009 include $90 million outstanding under the Revolving Line of Credit Facility. The holders of the $125 million 7% convertible notes due in 2023 may require us to repurchase such notes in 2010, 2013 or 2018. The maturities of debt amounts do not include the effects of the holders exercising their options to require us to repurchase such notes prior to 2023.

As of December 31, 2008, the following assets served as collateral for outstanding debt:

•	Assets (primarily flight equipment) with a net book value of $1.04 billion served as collateral for the B737 and B717 notes.

•	Aircraft pre-delivery deposits served as collateral for pre-delivery deposit financing and for the Letter of Credit and Revolving Line of Credit Facility.

Additionally, our obligations under the Letter of Credit and Revolving Line of Credit Facility are secured by the pledge of — directly or indirectly — our accounts receivable; ground equipment; aircraft parts; certain inventory; our residual interest in owned B717 aircraft; certain real property assets, and certain other assets, including various contract rights which include but are not limited to rights under certain purchase and sales agreements for aircraft and derivative financial instruments.

B737 Aircraft Purchase Financing Facilities

Through December 31, 2008, we have entered into seven separate aircraft purchase financing facilities for purposes of financing the acquisition of B737 aircraft on order with Boeing.

Six of the facilities are floating rate facilities. As of December 31, 2008, 25 B737 aircraft had been financed under these facilities. Each note is secured by a first mortgage on the aircraft to which it relates. The equipment notes bear interest at a floating rate per annum above the three or six-month U.S. Dollar London Interbank Offering Rate (LIBOR) in effect at the commencement of each semi-annual or three-month period, as applicable. Payments of principal and interest under the notes are payable semi-annually or every three months, as applicable. Commencing after the third anniversary date of each note, we have the right to prepay the remaining debt outstanding without penalty. The notes mature in years 2016 to 2020.

One of the facilities is a fixed rate facility. As of December 31, 2008, three B737 aircraft had been financed under the facility. Each note is secured by a first mortgage on the aircraft to which it relates. Payments of principal and interest under the notes are payable semi-annually. Commencing after the third anniversary date of each note, we have the right to prepay the remaining debt outstanding without penalty. The notes mature in years 2016 to 2018.

As of December 31, 2008, no additional financing was available under the B737 Aircraft Purchase Financing Facilities.

Fixed Rate B717 Aircraft Notes Payable

Principal and interest payments on the enhanced equipment trust certificates (EETCs) are due semiannually through April 2017. As of December 31, 2008, ten B717 aircraft were pledged as collateral.

Floating Rate Aircraft Pre-delivery Deposit Financing

We have arranged loan facilities (each a “PDP facility”) for purposes of financing our obligations to make pre-delivery payments to Boeing with respect to B737 aircraft on order. The PDP facilities entitle us to draw amounts to fund a portion of our obligations to make pre-delivery payments for each applicable aircraft. The amount outstanding under each PDP loan is paid off at the time the respective aircraft is delivered. As of December 31, 2008, $18 million had been borrowed to fund a portion of our pre-delivery payment obligations for four B737 aircraft on order and no additional amounts were available for us to borrow under the existing facilities.

7% Convertible Notes

In May 2003, we completed a private placement of $125 million in convertible notes due in 2023. The proceeds were used to improve our overall liquidity by providing working capital and for general corporate purposes. The notes bear interest at 7 percent, payable semi-annually on January 1 and July 1. The 7% convertible notes are unconditionally guaranteed by Airways and rank equally with all unsecured obligations of Airways. The unsecured notes and the note guarantee are junior to any secured obligations of Holdings or Airways to the extent of the collateral pledged and are also effectively subordinated to all liabilities of our subsidiaries (other than Airways).

The 7% convertible notes are convertible into shares of our common stock at a conversion rate of 89.9281 shares per $1,000 in principal amount of the notes which equals an initial conversion price of approximately $11.12 per share. This conversion rate is subject to adjustment in certain circumstances. We may redeem the 7% convertible notes, in whole or in part, for cash, beginning on July 5, 2010 at a redemption price equal to the principal amount of the notes plus any accrued and unpaid interest.

The holders of the 7% convertible notes may require us to repurchase the notes on July 1, 2010, 2013 and 2018 at a repurchase price of 100 percent of principal amounts plus any accrued and unpaid interest. We may, at our option, elect to pay the repurchase price in cash, in shares of our common stock or in any combination of the two. If we elect to pay the repurchase price, in whole or in part in shares of our common stock, the number of shares to be delivered in exchange for the portion of the repurchase price to be paid in our common stock will be equal to that portion of the repurchase price divided by 97.5% of the closing sale price of our common stock for the five trading days ending on the third business day prior to the applicable repurchase date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to our common stock).

We separately account for the debt and equity components of the 7% convertible notes in a manner that reflects our estimated nonconvertible debt borrowing rate of 15%. The principal amount, unamortized discount, net carrying amount of the debt and equity components as presented below are (in thousands):

	Year ended December 31,
	2008	2007	2006
Principal amount	$125,000	$125,000	$125,000
Unamortized discount	(13,244)	(20,643)	(27,017)
Net carrying amount	$111,756	$104,357	$97,983
Additional paid-in capital, net of tax	$27,411	$27,411	$27,411

We recorded contractual interest expense of $8.8 million for the years ended December 31, 2008, 2007, and 2006, respectively, and recorded interest expense related to debt discount amortization of $7.4 million, $6.4 million and $5.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

At December 31, 2008, the unamortized discount has a remaining amortization period of 18 months assuming redemption at the first repurchase date on July 1, 2010.  At December 31, 2008, the if-converted value of the 7% convertible notes did not exceed the principal amount.

5.5% Convertible Senior Notes

On April 30, 2008, we completed a public offering of $74.8 million in convertible senior notes due in 2015. The proceeds were used to improve our overall liquidity by providing working capital and for general corporate purposes. Such notes bear interest at 5.5 percent payable semi-annually, in arrears, on April 15 and October 15. The 5.5% notes are senior unsecured obligations of Holdings and rank equally with all existing and future senior unsecured obligations of Holdings. The 5.5% notes are effectively subordinated to all liabilities of our subsidiaries.

The 5.5% notes are convertible into shares of our common stock at a conversion rate of 260.4167 shares per $1,000 in principal amount of such notes that equals an initial conversion price of approximately $3.84 per share. This conversion rate is subject to adjustment in certain circumstances. Holders may convert their 5.5% notes into shares of our common stock at their option on any day until, and including, the business day immediately preceding the maturity date of such notes. The 5.5% notes are not redeemable at our option prior to maturity. The holders of the 5.5% notes may require us to repurchase such notes, in whole or in part, for cash upon the occurrence of a fundamental change, as defined in the governing supplemental indenture, at a repurchase price of 100 percent of principal amounts plus any accrued and unpaid interest.

We placed approximately $12.2 million of the proceeds of the offering in an escrow account with the trustee. Funds in the escrow account are invested in government securities and will be used to make the first six scheduled semi-annual interest payments on the 5.5% notes, and these payments are secured by a pledge of the assets in escrow. Holders who convert their notes prior to April 15, 2011 will receive, in addition to a number of shares of our common stock calculated based on the conversion rate, the cash proceeds from the sale by the escrow agent of that portion of government securities in the escrow account that relate to the applicable holder’s 5.5% notes being converted.

During the fourth quarter of 2008, $5.3 million of such notes were converted to 1.4 million shares of our common stock and $0.7 million was paid from the escrow account to the former note holders.

Letter of Credit and Revolving Line of Credit Facility

In 2008, we, with Airways as the borrower and Holdings as a guarantor, entered into an agreement, as amended, to provide for a combined letter of credit and revolving line of credit facility (the Letter of Credit and Revolving Line of Credit Facility). Under the Letter of Credit and Revolving Line of Credit Facility we are permitted to borrow, upon two days notice, until April 30, 2010 (the Expiration Date), up to $90 million for general corporate purposes (the Revolving Line of Credit Facility). Also, we are entitled to the issuance by a financial institution, until 30 days prior to the Expiration Date, of letters of credit for the benefit of one or more of our credit card processors (the Letter of Credit Facility). The aggregate amount of outstanding letters of credit plus the outstanding amount borrowed under the Revolving Line of Credit Facility is not permitted to exceed $215 million. Amounts borrowed under the Revolving Line of Credit Facility bear interest at a rate of 12 percent per annum and must be repaid to the extent that our aggregate unrestricted cash and investment amount exceeds $305 million at any time. We may borrow up to twice a month and are permitted to repay amounts borrowed at any time without penalty. As of December 31, 2008 and February 2, 2009, we had $90 million and $0 of outstanding borrowings under the Revolving Line of Credit Facility, respectively. As of both December 31, 2008 and February 2, 2009, a letter of credit for $125 million, had been issued for the benefit of our largest credit card processor.

The aggregate of amounts borrowed and outstanding letters of credit under the Letter of Credit and Revolving Line of Credit Facility is not permitted to exceed the estimated value of the collateral. The Letter of Credit and Revolving Line of Credit Facility includes various covenants, including limitations on dividends and distributions, limitations on the incurrence of indebtedness, and limitations on mergers and acquisitions. In the event of a change in control, as defined, the lender may require us to post cash collateral to secure the letter of credit obligations and require us to repay outstanding loans under the Revolving Line of Credit Facility. Drawings under any letter of credit may be made only to satisfy our obligation to a beneficiary credit card processor to cover chargebacks arising from tickets sold   during the period of exposure to be covered by the letter of credit, which, in the case of the initial letter of credit, will end August 14, 2009, but is subject to periodic extensions, at the discretion of the lender, ending not later than June 30, 2011, and is subject to earlier termination upon the occurrence of a material adverse change in our financial condition or other like event. We expect that the period of exposure to be covered by the initial letter of credit will be periodically extended through December 31, 2009, in the absence of a material adverse change in our financial condition or other like event. The initial letter of credit will expire no later than eighteen months after the end of the period of exposure covered. The periods of exposure to be covered by, and expiration dates of, subsequently issued letters of credit will be determined by mutual agreement between the lender and us.

In connection with the Letter of Credit and Revolving Line of Credit Facility, on October 31, 2008, we issued warrants to purchase approximately 4.7 million shares of our common stock for $4.49 per share. The number of shares issuable pursuant to the warrants is subject to adjustments depending on whether the holder elects to pay the exercise price in cash or through delivery of warrants with a value at least equal to the exercise price and is also subject to adjustments for certain dilutive events as defined. The warrants expire on October 31, 2011. The $8.6 million aggregate fair value of the warrants at the date of issuance was recorded as debt issuance costs with a corresponding increase in paid in capital. The amortization of the debt issuance costs is classified as interest expense.

Note 6 – Leases

Total rental expense charged to operations for aircraft, facilities and office space for the years ended December 31, 2008, 2007 and 2006 was approximately $326.2  million, $315.8 million and $287.9 million, respectively.

We lease 78 B717 aircraft through various lessors under leases with terms that expire through 2022. We have the option to renew the B717 leases for periods ranging from one to four years. The B717 leases have purchase options at or near the end of the lease term at fair market value, and two have purchase options based on a stated percentage of the lessor’s defined cost of the aircraft at the end of the thirteenth year of the lease term. Each of the leases contains return conditions that must be met prior to the termination of the leases. Forty-one of the B717 leases are the result of sale/leaseback transactions. Deferred gains from these transactions are included in other liabilities and are being amortized over the terms of the leases. At December 31, 2008 and 2007, unamortized deferred gains, including gains on engine sale/leasebacks, were $58.4 million and $56.2 million, respectively.

We lease 22 B737 aircraft through a single lessor, under leases with terms that expire through 2021. We have the option to extend the lease term for 12 months and up to 39 months. There are no purchase options. Each of the leases contains return conditions that must be met prior to the termination of the leases.

The B737 leases require us to remit monthly maintenance deposit payments to the lessor based on actual flight hours and landings. The balance of such payments, which is capped at any point in time at $2.25 million for each aircraft, is available to reimburse us for the cost of airframe, engine and certain other component part maintenance. There will be an accounting at the end of each aircraft lease to ascertain if there is any excess balance of the deposit payments; if so, such excess will be returned to us. These payments are accounted for as deposits and the aggregate amount of such deposits is included in other assets. As of December 31, 2008 and 2007, the balance of all maintenance deposits for all the B737 leased aircraft and leased engines aggregated $54.2 million and $49.4 million, respectively.

We also lease facilities from local airport authorities or other carriers, as well as office space under operating leases with terms ranging up to 12 years. In addition, we lease spare engines and certain rotable parts under capital leases.

The amounts applicable to capital leases included in property and equipment were (in thousands):

	December 31,
	2008	2007
Flight equipment	$20,302	$20,336
Less: Accumulated amortization	(1,139)	(3,669)
Flight equipment, net	$19,163	$16,667

The following schedule outlines the future minimum lease payments at December 31, 2008, under non-cancelable operating leases and capital leases with initial terms in excess of one year (in thousands):

	Capital Leases	Operating Leases
2009	$2,328	$288,031
2010	2,328	275,985
2011	2,328	263,684
2012	2,328	262,020
2013	2,328	256,901
Thereafter	15,904	1,778,897
Total minimum lease payments	27,544	$3,125,518
Less: amount representing interest	(10,678)
Present value of future payments	16,866
Less: current obligations	(835)
Long-term obligations	$16,031

Amortization of assets recorded under capital leases is included as “depreciation and amortization” in the accompanying consolidated statements of operations.

We have variable interests in our aircraft leases. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria of variable interest entities, as defined by FASB Interpretation 46R,  Consolidation of Variable Interest Entities . We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, a fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case in the majority of our aircraft leases; however, we have two aircraft leases that contain fixed-price purchase options that allow us to purchase the aircraft at predetermined prices on specified dates during the lease term. We have not consolidated the related trusts because, even taking into consideration these purchase options, we are not the primary beneficiary based on our cash flow analysis. Our maximum exposure under the two leases is limited to the remaining lease payments, which are reflected in the future minimum lease payments in the table above.

Note 7 - Fair Value Measurements

We adopted the required provisions of SFAS 157 as of January 1, 2008. SFAS 157 is a technical standard which defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or a nonrecurring basis. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1- observable inputs such as quoted prices in active markets;

Level 2- inputs, other than the quoted market prices in active markets, which are observable, either directly or indirectly; and

Level 3- unobservable inputs in which there are little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities are to be measured at fair value and are based on one or more of the three valuation techniques noted in SFAS 157. The valuation techniques are as follows:

(a)	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets;

(b)	Cost approach. Amount that would be required to replace the service capacity of an asset; (replacement cost); and

(c)	Income approach. Techniques to convert future amounts to a single present amount based on expectations (including present value techniques, option-pricing and excess earnings models).

Assets and (liabilities) measured at fair value on a recurring basis during the period were as follows (in thousands):

(in thousands)	Fair Value at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Fair Value Measurements Using Unobservable Inputs (Level 3)	Valuation Technique
Cash and cash equivalents	$315,078	$—	$315,078	$—	Market
Short-term investments	19,937	—	19,937	—	Market
Long-term investments	5,497	—	5,497	—	Market
Interest rate derivatives	(21,338)	—	(21,338)	—	Market
Fuel derivatives	(65,504)	—	—	(65,504)	Market

The reconciliation of our fuel derivatives that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period January 1, 2008 through December 31, 2008 is as follows (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Fuel related derivative asset (liability):
Balance at January 1, 2008	$13,035
Total realized and unrealized gains or (losses):
Included in earnings	(135,205)
Included in other comprehensive income	(11,374)
Purchases, issuances, and settlements	68,040
Balance at December 31, 2008	$(65,504)

The amount of total gains or (losses) for the twelve months ended December 31, 2008, included in earnings attributable to the change in unrealized gains or losses relating to assets and liabilities still held at December 31, 2008	$(12,885)

Note 8 – Common Stock

We have one class of common stock. Holders of shares of our common stock are entitled to one vote per share. As of December 31, 2008, we had reserved 9,793,912 common shares for issuance for stock option exercises, conversion of restricted stock, and the exercise of warrants, of which 3,662,901 shares are reserved for stock options that are vested and exercisable and restricted stock that have been granted but not vested, and 4,700,886 shares are reserved for issuance upon the exercise of warrants.

In May 2008, we completed a public offering of 24.7 million shares of our common stock at a price of $3.20 per share. We received net proceeds from the offering of approximately $74.7 million, after deducting discounts and commissions paid to the underwriters and other expenses incurred with the offering.

On April 6, 2006, 55,468 warrants were exercised for the purchase of our common stock. Each warrant entitled the purchaser to 18.0289 shares of common stock for a total of 1,000,024 shares at $4.51 per share. Total proceeds from the aforementioned transaction amounted to approximately $4.5 million.

Certain of our debt agreements restrict our ability to pay cash dividends.

Note 9 – Income Taxes

We are subject to taxation in the United States and various state jurisdictions. Our tax years for 1997 through 2008 are subject to examination by the Internal Revenue Service. The total amount of unrecognized tax benefits and related penalties and interest was not material as of December 31, 2008 or 2007. We do not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months.

The components of the provision (benefit) for income taxes are as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Current provision (benefit):
Federal	$(198)	$205	$—
State	—	—	—
Total current provision (benefit)	(198)	205	—
Deferred provision (benefit):
Federal	(31,049)	30,579	9,683
State	(3,169)	2,619	130
Total deferred provision (benefit)	(34,218)	33,198	9,813
Income tax expense (benefit)	$(34,416)	$33,403	$9,813

A reconciliation of taxes computed at the statutory federal tax rate on income before income taxes to the provision (benefit) for income taxes is as follows (in thousands):

	Year ended December 31,
	2008	2007	2006
Tax expense (benefit) computed at federal statutory rate	$(105,263)	$29,382	$8,507
State income taxes, net of federal benefit	(6,283)	1,977	548
Change in valuation allowance	73,793	—	—
Other	3,337	2,044	758
Income tax expense (benefit)	$(34,416)	$33,403	$9,813

Income tax benefits of losses result in deferred tax assets for financial reporting purposes. We are required to provide a valuation allowance for deferred tax assets to the extent management determines that it is more likely than not that such deferred tax assets will ultimately not be realized. We expect to realize a portion of our deferred tax assets (including a portion of the deferred tax asset associated with loss carryforwards) through the reversal of existing temporary differences. However, we have determined that it is more likely than not that our deferred tax assets in excess of our deferred tax liabilities will not ultimately be realized, in part due to our cumulative losses over the past three years, and, as a result, we have provided a valuation allowance on our deferred tax assets in excess of our deferred tax liabilities. As a result, beginning with the third quarter of 2008, our losses were not reduced by any tax benefit. Consequently, our effective tax rate for the year ended December 31, 2008 was substantially lower than the statutory rate. As of December 31, 2008, we had recorded $84.1 million of valuation allowance related to our net deferred tax assets.

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our deferred tax liabilities and assets are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets related to:
Deferred gains from sale and leaseback of aircraft	$21,733	$21,073
Accrued liabilities	26,353	21,938
Unrealized loss on derivatives	49,906	—
Federal net operating loss carryforwards	146,521	88,623
State operating loss carryforwards	8,098	4,593
AMT credit carryforwards	3,300	3,498
Other	20,764	5,627
Total deferred tax assets	276,675	145,352
Valuation allowance	(84,111)	—
Net deferred tax assets	$192,564	$145,352
Deferred tax liabilities related to:
Depreciation	150,956	141,116
Aircraft rent	36,196	34,085
Other	5,412	8,161
Gross deferred tax liabilities	192,564	183,362
Total net deferred tax asset (liability)	$—	$(38,010)

At December 31, 2008 and 2007, federal net operating loss carryforwards available for use on our income tax returns to offset future taxable income were approximately $428.0 million and $256.0 million, respectively, which expire between 2017 and 2028. State net operating loss carryforwards at December 31, 2008 and 2007, respectively, were $117.6 million and $110.8 million, and will expire between 2017 and 2028. Included in the net operating loss carryforwards for the year ending December 31, 2008 is $13.7 million related to deductions from equity-based compensation. Our alternative minimum tax (AMT) credit carryforwards for income tax purposes were $3.3 million and $3.5 million at December 31, 2008 and 2007, respectively.

Note 10 – Earnings (Loss) Per Common Share

The following table sets forth the computation of basic and diluted earnings (loss) per common share (in thousands, except per share amounts):

	Year ended December 31,
	2008	2007	2006
Numerator:
Net income (loss) available to common stockholders	$(266,334)	$50,545	$14,494
Plus income effect of assumed conversion-interest on convertible debt	—	—	—
Income (loss) after assumed conversion	$(266,334)	$50,545	$14,494
Denominator:
Weighted-average shares outstanding, basic	109,153	91,574	90,504
Effect of 7.0% convertible notes	—	—	—
Effect of 5.5% convertible notes	—	n/a	n/a
Effect of dilutive stock options	—	924	1,243
Effect of dilutive restricted shares	—	580	494
Effect of warrants to purchase common stock	—	—	195
Adjusted weighted-average shares outstanding, diluted	109,153	93,078	92,436
Basic earnings per common share	$(2.44)	$0.55	$0.16
Diluted earnings per common share	$(2.44)	$0.54	$0.16

Excluded from the diluted earnings per share calculation for 2008 are the impacts on the weighted average shares outstanding of the following which would have been anti-dilutive in 2008: 11.2 million shares related to our 7.0% convertible notes that are issuable upon conversion; 18.1 million shares related to our 5.5% convertible senior notes that are issuable upon conversion; 2.1 million shares related to our outstanding stock options; 1.5 million shares related to our unvested restricted stock; and 4.7 million common shares related to warrants that were issued on October 31, 2008. The impact of the 11.2 million common shares related to our 7% convertible notes was excluded from the earnings per share calculation for 2007 and 2006 because the impact on each year would have been anti-dilutive.

Note 11 – Accumulated Other Comprehensive Income (Loss)

Other comprehensive income is composed of changes in the fair value of certain of our derivative financial instruments and the funded status of our postemployment obligations. The components of “Accumulated other comprehensive income (loss)” are as follows (in thousands):

	Unrealized gain (loss) on derivative financial instruments	Postemployment obligations	Accumulated other comprehensive income (loss)
Balance at January 1, 2006	$—	$—	$—
Changes in fair value, net of income taxes	84	—	84
Adjustment to initially recognize unfunded postretirement obligations, net of income taxes	—	(5,336)	(5,336)
Balance at December 31, 2006	84	(5,336)	(5,252)
Changes in fair value, net of income taxes	15,721	—	15,721
Reclassification to earnings, net of income taxes	(14,688)	1,012	(13,676)
Change in actuarial gains and losses, net of income taxes	—	4,557	4,557
Balance at December 31, 2007	1,117	233	1,350
Changes in fair value, net of income taxes	(11,877)	—	(11,877)
Reclassification to earnings, net of income taxes	(14,809)	15	(14,794)
Change in actuarial gains and losses, net of income taxes	—	(439)	(439)
Balance at December 31, 2008	$(25,569)	$(191)	$(25,760)

Note 12 – Stock Option Plans and Restricted Stock Awards

Our 1993 Incentive Stock Option Plan provided for the grant of options to officers, directors and key employees to purchase up to 4.8 million shares of common stock at prices not less than the fair value of the shares on the dates of grant. Our 2002 Long Term Incentive Plan, 1996 Stock Option Plan and 1994 Stock Option Plan authorized up to 7.5 million, 5 million, and 4 million incentive stock options or nonqualified options, respectively, to be granted to our officers, directors, key employees and consultants.

In connection with the acquisition of Airways Corporation in 1997, we assumed the Airways Corporation 1995 Stock Option Plan (Airways Plan) and the Airways Corporation 1995 Director Stock Option Plan (Airways DSOP). Under the Airways Plan, up to 1.2 million incentive stock options or nonqualified options could be granted to our officers, directors, key employees, or consultants. Under the Airways DSOP, up to 150,000 nonqualified options could be granted to directors.

Vesting and term of all options is determined by the Board of Directors and may vary by optionee; however, the term may be no longer than ten years from the date of grant. As of December 31, 2008, an aggregate of 1.4 million shares of restricted stock and options to acquire common stock remained available for future grant.

Stock Options

There were no options granted during 2008, 2007, or 2006. No compensation expense for stock options was recognized during 2008 or 2007, and compensation expense for stock options was not significant during 2006.

A summary of stock option activity under the aforementioned plans are as follows:

	Options	Weighted- Average Exercise Price
Balance at January 1, 2008	3,092,677	$6.42
Exercised	(842,533)	3.09
Expired	(5,000)	8.00
Cancelled	(67,549)	10.76
Balance at December 31, 2008	2,177,595	$7.57
Exercisable at December 31, 2008	2,177,595	$7.57

The options outstanding, as of December 31, 2008, have a weighted-average remaining contractual life of 3.4 years and an aggregate intrinsic value of $0.1 million. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006, was $1.0 million, $1.0 million, and $9.8 million, respectively. Cash received from options exercised under all share-based payment arrangements for the years ended December 31, 2008, 2007, and 2006, was $2.6 million, $1.0 million, and $6.0 million, respectively. The benefits associated with the tax deductions in excess of recognized compensation cost have been reported as a financing cash flow rather than an operating cash flow. For the years ended December 31, 2008 and 2007, we did not record any excess tax benefit generated from option exercises.

Restricted Stock

Restricted stock awards have been granted to certain of our officers, directors and key employees pursuant to our 2002 Long-Term Incentive Plan. Restricted stock awards are grants of shares of our common stock which typically vest over time (generally three years).

Compensation expense for our restricted stock grants was $5.8 million, $5.4 million, and $4.4 million during the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, we have $8.5 million in total unrecognized future compensation expense that will be recognized over the next three years relating to awards for approximately 1.5 million restricted shares which were outstanding but which had not yet vested.

A summary of restricted stock activity under the aforementioned plan is as follows:

Restricted Stock Awards
Unvested at January 1, 2008	1,074,070
Vested	(462,264)
Issued	915,299
Surrendered	(41,799)
Unvested at December 31, 2008	1,485,306

The grant date weighted-average fair value per share of restricted stock awards granted during the years ended December 31, 2008, 2007, and 2006, was $6.96, $9.10, and $15.16, respectively. Unvested restricted stock awards are not included in the number of outstanding common shares. Upon vesting, the shares are included in the number of outstanding common shares. The total fair value of shares vested during the years ended December 31, 2008, 2007, and 2006, was $3.2 million, $4.1 million, and $3.1 million, respectively.

Note 13 – Employee Benefit Plans

All employees, except pilots, are eligible to participate in the consolidated 401(k) plan, a defined contribution benefit plan that qualifies under Section 401(k) of the Internal Revenue Code. Participants may contribute up to 15 percent of their base salary to the plan. Our contributions to the plan are discretionary. The amount of our contributions to the plan expensed in 2008, 2007, and 2006 was approximately $1.4 million, $1.2 million, and $1.0 million, respectively.

Effective August 1, 2001, the AirTran Airways Pilot Savings and Investment Plan (Pilot Savings Plan) was established. This plan is designed to qualify under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to the IRS maximum allowed. We do not match pilot contributions to this Pilot Savings Plan. Effective on August 1, 2001, we also established the Pilot-Only Defined Contribution Pension Plan (DC Plan) which qualifies under Section 403(b) of the Internal Revenue Code. Our contributions were 10.5 percent of compensation, as defined, during 2008, 2007, and 2006, respectively. We expensed $15.7 million, $14.0 million, and $11.1 million in contributions to the DC Plan during 2008, 2007 and 2006, respectively.

Under our 1995 Employee Stock Purchase Plan, employees who complete 12 months of service are eligible to make periodic purchases of our common stock at up to a 15 percent discount from the market value on the offering date. The Board of Directors determines the discount rate, which was increased to 10 percent from 5 percent effective November 1, 2001. We are authorized to issue up to 4 million shares of common stock under this plan. During 2008, 2007, and 2006, the employees purchased approximately 376,000, 154,000, and 113,000 shares, respectively, at an average price of $3.65, $8.81, and $12.32 per share, respectively.

We provide postemployment defined benefits to certain eligible employees. At December 31, 2008, the liability for the accumulated postemployment benefit obligations under the plans was $7.4 million, and unrecognized prior service costs and net actuarial gains were $0.2 million. Benefit expense under the plans was $1.1 million and $3.9 million in 2008 and 2007, respectively. Benefit payments in all periods presented are not material. In December 2007, federal legislation was enacted increasing the mandatory retirement age for U.S. commercial airline pilots from age 60 to age 65. The impact of the legislation was to decrease the actuarially determined liability for the unfunded status of the plan by $6.0 million with a corresponding increase in accumulated other comprehensive income, net of income tax of $3.8 million.

Note 14 – Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows, (in thousands):

	Year ended December 31,
	2008	2007	2006
Supplemental disclosure of cash flow activities:
Cash paid for interest, net of capitalized interest	$75,473	$64,397	$34,307
Cash paid (received) for income taxes, net of amounts refunded	332	—	—
Non-cash financing and investing activities:
Aircraft acquisition debt financing	178,550	293,650	380,600
Acquisition under capital leases	5,077	—	—

Note 15 – Other Assets, Accrued and Other Liabilities, and Other (Income) Expense

The components of other assets were (in thousands):

	December 31,
	2008	2007
Aircraft maintenance deposits	$54,169	$49,447
Deposits	13,816	13,789
Other	2,063	4,109
Other assets	$70,048	$67,345

The components of accrued and other liabilities were (in thousands):

	December 31,
	2008	2007
Accrued interest	$22,865	$27,434
Accrued salaries, wages and benefits	48,520	47,963
Unremitted passenger taxes and fees	32,651	30,050
Other	43,853	32,449
Accrued and other liabilities	$147,889	$137,896

On January 11, 2007, we commenced an exchange offer for all of the common stock of Midwest Air Group (Midwest). On August 17, 2007, we announced that we had terminated our efforts to acquire Midwest. The results of the third quarter of 2007 include non-operating expense of $10.7 million, ($6.4 million net of tax), related to costs associated with the proposed acquisition of Midwest, including the exchange offer, and consisted primarily of fees for attorneys, accountants, investment bankers, travel, and other related costs.

Note 16 – Quarterly Financial Data (Unaudited)

Summarized quarterly financial data by quarter for 2008 and 2007 is as follows (in thousands, except per share data):

	Three Months Ended
	March 31	June 30	September 30	December 31
2008
Operating revenue	$596,391	$693,380	$673,292	$589,415
Operating income (loss)	(35,386)	(46,441)	(47,413)	53,419
Other (income) expense	20,235	(28,152)	62,002	170,844
Income (loss) before income taxes	(55,621)	(18,289)	(109,415)	(117,425)
Net loss	(35,357)	(14,830)	(94,553)	(121,594)
Loss per common share:
Basic	$(0.38)	$(0.14)	$(0.81)	$(1.03)
Diluted	(0.38)	(0.14)	(0.81)	(1.03)

Included in operating income (loss): Gain on sale of assets	$—	$6,543	$9,254	$4,218
Impairment of goodwill	—	(8,350)	—	—
Included in other (income) expense:
Net (gains) losses on derivative financial instruments	$5,190	$(43,560)	$41,520	$147,686

2007
Operating revenue	$504,066	$613,526	$608,555	$583,836
Operating income	12,815	76,785	38,310	14,736
Other (income) expense	9,436	10,836	22,038	16,388
Income (loss) before income taxes	3,379	65,949	16,272	(1,652)
Net income (loss)	1,932	41,232	10,131	(2,750)
Earnings (loss) per common share:
Basic	$0.02	$0.45	$0.11	$(0.03)
Diluted	0.02	0.42	0.11	(0.03)

Included in operating income: Gain on sale of assets	$—	$5,298	$—	$—
Included in other (income) expense:
Net (gains) losses on derivative financial instruments	$—	$156	$(1,596)	$1,695
Midwest exchange offer expenses	—	—	10,650	—